EXHIBIT 99.1

American Campus Communities Completes Sale of University Village at San Bernardino to California State University, San Bernardino

     AUSTIN, Texas--(BUSINESS WIRE)--Jan. 6, 2005--American Campus Communities, Inc. (NYSE:ACC), one of the nation's largest developers, owners and managers of high-quality student housing properties, today announced completion of the sale of University Village at San Bernardino to California State University, San Bernardino. As previously announced, the University exercised an option to purchase the property for the option price of $28,250,000, or approximately $59,000 per bed.
     "We're currently exploring numerous opportunities to redeploy the capital received from this transaction at accretive yields," said Bill Bayless, ACC's president and chief executive officer.
     American Campus Communities developed the 132-unit/480-bed community, which opened for occupancy in September 2004.

     About American Campus Communities

     American Campus Communities, Inc. is the only publicly traded REIT solely focused on student housing in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the acquisition, design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 16 high-quality student housing properties containing approximately 12,100 beds, and provides management and leasing services at a total of 34 properties with more than 23,500 beds located on or near college and university campuses. Additional information is available at www.studenthousing.com.

     Forward-Looking Statements

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.


     CONTACT: American Campus Communities, Inc., Austin
              Joe Allen, 512-732-1000